MERRILL LYNCH                                                              Mailing Address:
                                                                           4803 Deer Lake Drive West
                                                                           Building 4, 2nd Floor
                                                                           Jacksonville, FL 32246

June 23, 2004                                                              Joseph Massaro
                                                                           Phone:     (904) 218-8298
                                                                           Fax:       (904) 218-8288
                                                                           E-mail:    Joseph_Massaro@ml.com

Mr. Phillip Watts
Tax Manager
Dillards, Inc.
1600 Cantrell Rd
Little Rock AR 77201

RE:  2003 Financial Reporting

Dear Phillip:

I am responding to your request to provide final financial reporting for the plan year ending December 31, 2003.

As you are aware, the initial reports provided did not properly classify some of the participants as part of the full-time plan or part-time plan.

We are diligently working with you and your team to input the appropriate classification for each of the approximately 48,000 participants in the two plans, and will provide you with corrected reports as soon as the data input and reviews of the reports can be completed.

Should you have any questions in the interim, please feel free to call me at your earliest convenience.

Thanks,

Joseph Massaro
Client Service Section Manager

cc:      Keith Paris
         Clint Booth
         Kai Walker